Letter to Shareholders

April 25, 2014

Dear Rightscorp Shareholders:

I would like to extend a warm welcome to all of our new investors that have joined Rightscorp since we went public in October 2013. In these past few months we have achieved many milestones in the development of our Company. Our going-public transaction transformed Rightscorp from a private entity into a publicly traded Company, and with it we received a commitment for $2 million in equity capital to support our operational growth.

Online copyright infringement is a multi-billion dollar problem to holders of copyrighted property in many industries. The music industry alone has suffered from annual sales decline from over $12 billion to roughly $7 billion, which is widely attributed to illegal downloading. This problem has spread to other industries including film, subscriber TV, video games, book publishing, and software. Furthermore, with the advent of new technologies and apps intended to unlawfully violate copyrighted content, rights holders are now actively seeking protection of their digital assets.

Rightscorp has established itself as the only viable solution to the multi-billion dollar issue of peer-to-peer copyright infringement. Our authorized copyright catalog now contains more than 1,500,000 titles, including award-winning films, top 10 TV shows, a bestselling author and 13 songs on the Billboard Hot 100. We expanded our global reach to pursue our business model in Canada, a region that has reported a particularly high level of Internet piracy. We have also filed patents in Europe, China, Israel, Japan, Brazil, and India. Settlement payments have now been received from subscribers of more than 60 ISPs representing over 15% of U.S. Internet subscribers. As of today, Rightscorp has successfully closed more than 65,000 cases of copyright infringement, making us by far the most effective solution in the market.

Our accomplishments are also reflected through our financial achievements. In March of this year, we reported our ninth consecutive quarter of double-digit revenue growth. Revenues for 2013 more than tripled to $324,000 from $95,565 in 2012. Sequentially, our revenues grew 132% from the third quarter 2013 to the fourth quarter 2013 with the ramp up in strong momentum resulting from our increase in ingestion rates, which is defined by the number of copyrights we can upload into our system. We believe we are still in the opening act of what will prove to be a long-term multi-billion dollar opportunity.

www.rightscorp.com	3100 Donald Douglas Loop North	OTCBQ: RIHT
Santa Monica, CA 90405

Rightscorp Shareholder Letter

Industry Losses Due Illegal Consumption

Rampant illegal consumption of copyrighted property affects the backers and creators of content. The problem that began in the music industry ten years ago has spread to various industries including film, TV, software, games, newspapers, books, and photos. An analysis by the Institute for Policy Innovation concludes that global music file sharing causes $12.5 billion in economic losses every year, including 71,060 lost American jobs, $2.7 billion in lost workers’ earnings and a loss of $422 million in tax revenues as well as additional consequences from the economic ripple effect. Since 1999 when Napster, the first widely-used peer-to-peer (P2P) digital piracy site, emerged, music sales in the U.S. have been cut in half from $14.6 billion to $7.0 billion in 2013. This issue is escalating— from 2004 through 2009, according to the RIAA, approximately 30 billion songs were illegally downloaded on these peer-to-peer networks. Since then, piracy has continued to grow exponentially. Frontier Economics estimated that U.S. Internet users consume between $7-$30 billion of digitally pirated recorded music, dwarfing the $3 billion legal download market.

Music is not the only industry devastated by digital piracy. The Motion Picture Association of America (MPAA) found that piracy was costing movie studios $6.1 billion a year. The book publishing industry has also been affected. Rightscorp is already in discussions with major authors, publishers, and industry organizations on protecting and monetizing their assets. Sales of eBooks, which started to gain traction in 2007 when Amazon released the Kindle, reached $3 billion in the U.S. in 2012 and PricewaterhouseCoopers expects sales to grow to $8.2 billion by 2017, bypassing print book sales.

Rightscorp’s Solution - Creating Value for Our Shareholders

Rightscorp’s game-changing solution to the problem of multi-billion dollar digital theft provides monetary remedies to the holders of violated copyrights. The industry has tried to combat peer-to-peer copyright infringement through various technologies, none of which have been effective at mitigating this problem and none have presented an effective solution to collect lost revenue. At Rightscorp, our unique proprietary patent-pending technology crawls the internet, identifies repeat infringers of copyrighted material, alerts the ISPs who then forward a letter warning infringers that they could be liable for $150,000 in damages and provides a link to a reasonable $20 settlement offer per infringement. If the infringer accepts the settlement, our automated system sends half of the payment to the copyright holder. Repeat infringers have seen their service terminated by their ISPs for non-payment of Rightscorp notices. Our technology is unique – while other technologies identify illegal downloaders, our technology is the only one in the market that detects, tracks, and documents repeat infringers. To date, we have closed over 65,000 cases of copyright infringement.

www.rightscorp.com	3100 Donald Douglas Loop North	OTCBQ: RIHT
Santa Monica, CA 90405

Rightscorp Shareholder Letter

ISPs have solid motivation to participate with Rightscorp. Under the Digital Millennium Copyright Act (DMCA), an ISP has safe harbor protection against lawsuits with clients participating in illegal file sharing activities on its network, only if it has a policy for terminating repeat infringers. Additionally, illegal downloading consumes roughly 42% of internet upstream bandwidth in the U.S., clogging the broadband networks and creating a need for additional ongoing capital expenditures. A recent internal study showed ISPs not utilizing Rightscorp’s monetization service experienced 364% more copyright infringement on their networks versus those that participate with Rightscorp.

In just a short period, we have managed to expand our footprint quite rapidly within all industries that encompass digital assets. We will continue to build our copyright representation as well as increase our ingestion rates, which directly affect the financial growth of the Company.

Vast Market Opportunity

We estimate the market opportunity for Rightscorp is well over $2.3 billion. This number is the estimated annual revenue if we ingest all 27 million copyrights for music, film, and books and had participation from all 1,800 ISPs in the U.S., assuming our current average annual revenue of $13 per copyright. We are confident that as market awareness of our technology grows, so will our annual revenue per copyright. Further support for these figures is evidenced by the fact that the American Society of Composers and Performers (ASCAP), which protects the rights of its members, generates an estimated $2 billion annually from licensing and distributing royalties for the public performances of their copyrighted works. As new forms of content become consumed through digitized downloads – books and magazines for example – we expect the prospect for the growth of Rightscorp to increase.

Growth and Achievements in 2013

In 2013, we experienced a material increase in many aspects of the internal metrics that drive our business. We recently announced the acceleration of the copyright ingestion rate by 400% and this driver continues to increase. From December 2012, we increased the number of copyrights we collect on from 7,500 to over 40,000 at the end of 2013. This number was driven by the fact that in late 2013, we expanded our authorized copyright catalog from under 20,000 to more than 1,500,000. The number of participating ISPs continues to increase, growing from 24 in late 2011 to 60 at last count. We estimate that we now have participation from ISPs covering roughly 15% of the US population.

www.rightscorp.com	3100 Donald Douglas Loop North	OTCBQ: RIHT
Santa Monica, CA 90405

Rightscorp Shareholder Letter

Revenue Sources

Four primary levers drive our revenue growth. Many of these drivers work in conjunction with each other to create a multiplier effect on our revenues, growth, and profitability. These drivers are:

●	Copyright ingestion
●	Our authorization copyright catalog
●	The number of participating ISPs
●	Settlement with infringers

Our ingestion rate is the single biggest driver of our near-term growth potential and one that we feel the Company has direct control over. At the end of 2013, we had 40,000 copyrights ingested. However, we have authorization to collect on 1.5 million copyrights. Thus, we can increase the copyrights in our system by a staggering 37x without adding a single copyright authorization to our catalog. We have grown our team, which is working to further automate our technology to upload the digital signatures of the entire catalog.

We are expanding our business with existing copyright holders and adding new clients everyday as owners see the unique value in our monetization model. In late 2013, a major customer of ours expanded services with us, authorizing Rightscorp to monetize its entire catalog of 1,500,000 music copyrights. We have also recently signed multiple large copyright holders, including several in the film and home video market, and are in talks with major industry players representing over 16 million additional copyrights.

Our acceptance from ISPs is also gaining momentum. Last year, we more than doubled the number of participating ISPs to 60. This represents a 50% increase in the number of U.S. households covered from 10% to roughly 15%. As more and more ISPs see the value in our service such as reduced costs, reduced liability and a reduction in bandwidth costs, we think they will join with us, thus increasing our penetration, growth, and value to our clients.

We believe our fourth growth driver – increasing the settlements of infringers – will grow along with public awareness on the potential large liability associated with peer-to-peer copyright infringement. Frequent media accounts of infringers losing cases worth thousands and millions of dollars in legal settlements for illegally downloading music make our $20 settlement offering fair and compelling.

The business model for the growth of this Company is simple when you boil it down – the revenues of Rightscorp are directly driven by the number of copyrights in our system and the number of participating ISPs. These factors then result in the increasing number of settlements we receive from infringers.

www.rightscorp.com	3100 Donald Douglas Loop North	OTCBQ: RIHT
Santa Monica, CA 90405

Rightscorp Shareholder Letter

Much of the attraction and value of our unique copyright monetization process rests in the scalability of our business model. Once we have uploaded a copyright into our system, we can leverage it as we add ISPs and increase settlements with infringers. Rightscorp is a relatively new Company and already we have ISPs participating that represent roughly 15% of the U.S. population. While this is a solid accomplishment, we still have room to grow. Therefore, as we scale up our participating ISPs and increase the amount of copyrights we represent, the revenue increases and our margins can expand greatly. We look forward to continuing our growth trend and driving towards solid profitability.

In closing, I want to thank our early investors and our newer shareholders for their commitment to Rightscorp. I urge you to track our growth as we continue to advance our penetration into this multi-billion dollar opportunity.

Sincerely,

Christopher Sabec
CEO

www.rightscorp.com	3100 Donald Douglas Loop North	OTCBQ: RIHT
Santa Monica, CA 90405

RIGHTSCORP

Rightscorp, Inc.
3100 Donald Douglas Loop North
Santa Monica, CA 90405
(310) 751-7510
www.rightscorp.com

Executive Summary

Rightscorp (OTCQB:RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company's digital loss prevention technology focuses on unauthorized online distribution of content such as music, movies, software, and games and works to ensure that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegally downloaded activities via notifications sent through Internet Service Providers (ISPs). The Company's technology identifies repeat copyright infringers, who are then offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). The Institute for Policy Innovation estimates that due to piracy of sound recordings alone, the U.S. economy loses $12.5 billion in total output annually.

Company Statistics

Ticker: RIHT

Price (4/16/14): $0.50

52 Week Range: $0.41 - $2.25

Avg. Volume (90 day): 316,537

Shares Outstanding: 69.80 M

Market Cap: $35.22 M

Price/Sales: N/M

Fiscal Year End: December 31

Revenues 12 mo. ended 12/30/13: $324,000

Information compiled from Yahoo Finance

On the Web: http://www.rightscorp.com

Rightscorp has consistently delivered 9 quarters of revenue growth.

Represents over 1,500,000+ Copyrights:

Agreements with

Currently Representing

- ✓ Major motion picture studios.
- ✓ 16 songs in the Billboard Hot 100.
- ✓ Many Current Platinum Artists.
- ✓ Recent Academy Award winning film.
- ✓ Best Selling Author
- ✓ Several top 10 TV shows.

Investment Catalysts

$2.3 Billion Immediate Opportunity

The Recording Industry Association of America (RIAA) states that since peer-to-peer (P2P) copyright infringement emerged in 1999, music sales in the U.S. have dropped 53%, from $14.6 billion to $7.0 billion in 2013. According to the RIAA, approximately 30 billion songs were illegally downloaded on file-sharing networks between 2004 and 2009. Rightscorp estimates that this number was well above 100 billion songs over the last 12 months. The digital theft of music, movies and copyrighted content accounts for 22% of global internet bandwidth, according to the Information Technology & Innovation Foundation. There are an estimated 27 million copyrights that can be monetized. Rightscorp currently represents 1.5 million of these and is in talks with a majority of major music publishers.

Copyright Monetization is an Untapped IP Asset Class

While most other players in the IP space focus on monetizing patents, Rightscorp focuses on monetizing copyrighted content. The Company is first to market with an approach that provides an effective solution to the ongoing infringement of digital content such as music, movies, software, and games. The sheer quantity of this infringement is staggering. Rightscorp's technology has the ability to identify and act upon this illegal activity to support existing laws, and generate considerable revenues for the original creators and owners of IP.

Proprietary Technology Solution has Proven Efficacy

Rightscorp's proprietary technology identifies infringers and works with their ISPs to offer a reasonable settlement fee to remedy the infringer's legal liability. The Company's patent-pending technology can legally trigger major ISPs to suspend customers who do not pay the settlement notices. The platform utilizes 30,000 lines of code to send notices of infringing activity to ISPs, identifying the date, time, content title and other specific indicators to confirm the infringement by the ISP's customer. The platform implements existing copyright laws and costs copyright holders nothing, while helping them recapture the revenues they lost when their copyrighted material was illegally distributed.

Strategic Relationships Representing Over 1.5 Million Copyrights

Rightscorp currently represents more than 1.5 million copyrights including 16 songs in the Billboard Hot 100 from copyright holders including Round Hill Music, Shapiro/Bernstein, Sunflower Entertainment and some of the biggest names in music. The Company has settled and collected on over 65,000 cases. The system is monitoring 80,000 copyrights and thousands of new copyrights are added every month.

High Margin Double Digit Revenue Growth

Rightscorp's automated proprietary technology generates high margins in a very scalable business model. As the Company is continually adding copyrights to its portfolio and sending out a growing number of settlement notices, it increases its revenue potential. Rightscorp has been delivering consistent double-digit quarterly revenue growth over the past nine quarters.

Management

Christopher Sabec – *CEO*
Experienced entertainment executive. Served as CEO of The Jerry Garcia Estate, managed multi-platinum Hanson, helped launch Dave Matthews Band and licensed major label catalogues for online distribution.

Robert Steele – *CTO, COO*
20+ years of experience in internet networks and software development as a corporate officer. Delivered transaction processing solutions to GMAC, FedEx, Amgen, Nalco. Designed and delivered software integration systems for ABB, AOL, Berkshire Hathaway.

Craig Harmon – *General Counsel*
25 years at McGuire Woods, (full partner).

Advisors

Bill Zysblat

Business manager for David Bowie, Sting, Rolling Stones and U2. Invested over $200K in Company to date.

Peter Paterno

Attorney for Metallica, Dr. Dre. Successfully sued Napster in 2002.

Company Contact:
Christopher Sabec
Phone: 310-751-7511
cjsabec@digitalrightscorp.com

Investor Relations Contact:
Andrew Haag
IRTH Communications
Phone: 866-976-4784
rightscorp@irthcommunications.com

Disclaimer:
This fact sheet contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations.

Technology & Business Process

Rightscorp's proprietary patent-pending software identifies infringers, sends settlement notices to infringers via their ISPs, and collects settlements. Rightscorp does not sue, rather it warns and educates. Repeat offenders are suspended by their ISPs. Only distributors of content are delivered notices, not downloaders.

Settlements & Collections Through 60 ISPs

To date, Rightscorp has received settlements from subscribers of more than 60 ISPs including five of the top 10 ISPs: Qwest, CenturyLink, Charter, Suddenlink and Mediacom. As the Company continues to send notices on every infringement it finds to all U.S. ISPs, more ISPs are compelled to cooperate in order to comply with copyright laws. Under threat of losing internet connectivity, infringers are motivated to settle. Rightscorp sends automated settlement offers to infringers via their ISPs for $20 per infringement vs. the $150,000 legal liability per infringement that is created if the infringer does not settle. Rightscorp collects a settlement amount per infringement and pays the copyright owner a percentage of these settlements.

The Incentive for ISPs to Work with Rightscorp

As per the Digital Millennium Copyright Act (DMCA), ISPs only have Safe Harbor from third-party liability from infringements that occur on their network if they have reasonably implemented a policy that calls for the termination of repeat infringers. As Rightscorp continues to notify ISPs of repeat infringers on their systems, liability grows unless the ISP suspends service to the infringer. Rightscorp believes that it offers a win-win solution for ISPs to improve their bottom line by reducing the enormous cost created by illegal traffic.

Patents and Proprietary Software Fortify Competitive Edge

Rightscorp has 5 patents pending and is building a growing infrastructure of copyright holders it represents and ISPs through which it delivers settlement notices. Tens of millions of lines of code and data were written and collected to develop the proprietary software, a scalable, low cost settlement solution. As a result, every day Intellectual Property is being monetized for copyright holders.

The Right to Protect Private Property

"Property is surely a right of mankind as real as liberty." **- John Adams**

"The theory of Communism may be summed up in one sentence: Abolish all private property." **- Karl Marx**

"Private property began the instant somebody had a mind of his own."
- e. e. cummings

IP as an Asset Class

The owners of IP are seeing landmark judgments determining the high value of the assets they represent.

Company	Ticker	Market Cap	Revs (ttm)	P/E (ttm)	P/S (ttm
Parkervision	**PRKR**	$408 M	N/A	N/A	N/A
VirnetX	**VHC**	$697 M	$2.2 M	N/A	300
Vringo	**VRNG**	$325 M	$1.1 M	N/A	293
Acacia	**ACTG**	$805 M	$131 M	N/A	6
RPX	**RPXC**	$868 M	$238 M	22	4
Interdigital	**IDCC**	$1.33 B	$325 M	36	4

(Data compiled from Yahoo Finance as of 4/16/2014)

RIGHTSCORP